NASB Financial, Inc.

                             NEWS RELEASE

Contact:  Rhonda Nyhus
          Vice President and Treasurer
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

	Grandview, Missouri (December 4, 2009) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended September 30, 2009, of $6,088,000 or $0.77 per share. This compares to net income of $4,242,000 or $0.54 per share for the quarter ended June 30, 2009, and compares to net income of $1,011,000 or $0.13 per share for the quarter ended September 30, 2008.

     Net income for the twelve months ended September 30, 2009, was $18,709,000 or $2.38 per share, compared to net income of $9,296,000 or $1.18 per share for the twelve months ended September 30, 2008.

     The total provision for losses was $12.0 million for the fiscal year ended September 30, 2009 ($11.3 million in loan loss provision and $727,000 in provision for loss on real estate owned), compared to a total of $8.2 million for the fiscal year ended September 30, 2008 ($6.2 million in loan loss provision and $2.0 million in provision for loss on real estate owned). Management believes that this provision and the corresponding loan loss reserves are appropriate, given the current level of estimated credit losses within the Bank's loan portfolios.


     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.
                (Financial Highlights Schedule Attached)


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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Twelve months ended
                                        -------------------------------------  -----------------------
                                          9/30/09      6/30/09      9/30/08      9/30/09      9/30/08
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   13,629       12,188       10,016       47,405       39,015
Provision for loan losses                   6,000        4,000        3,200       11,250        6,200
Non-interest income                        13,323       12,742        3,957       40,494       18,407
Non-interest expense                       11,541       14,032        9,128       46,716       36,819
Income tax expense                          3,323        2,656          634       11,224        5,107
                                           -------      -------      -------      -------      ------
   Net income                          $    6,088        4,242        1,011       18,709        9,296
                                           =======      =======      =======      =======      ======

FINANCIAL CONDITION DATA:
Total assets                           $ 1,559,562    1,615,130    1,516,761    1,559,562   1,516,761
Total loans and mortgage-backed
  and related securities, net            1,378,036    1,425,905    1,404,544    1,378,036   1,404,544
Customer and brokered deposit accounts     904,625      940,175      769,379      904,625     769,379
Stockholders' equity                       166,388      161,937      152,412      166,388     152,412


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     21.15        20.58        19.37        21.15       19.37
Earnings per share                            0.77         0.54         0.13         2.38        1.18
Cash dividends paid per share                0.225        0.225        0.225         0.90        0.90


Return on assets (annualized net income
  divided by total average assets)           1.53%        1.07%        0.26%        1.22%       0.61%

Return on equity (annualized net income
  divided by average stockholders' equity)  14.83%       10.62%        2.65%       11.74%       6.16%


Weighted average shares outstanding      7,867,614    7,867,614    7,867,614    7,867,614   7,867,614

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